UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  August 21, 2024

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, FL 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol(s)	Name of each exchange on which registered
Common Stock	$0.01 par value	BLMN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 21, 2024, the Board of Directors (the “Board”) of Bloomin’ Brands, Inc. (the “Company”), appointed Michael L. “Mike” Spanos to serve as a director and Chief Executive Officer, effective September 3, 2024. As previously announced, current Chief Executive Officer, David J. Deno will be retiring as Chief Executive Officer and from the Board on the effective date and will remain employed by the Company for a transition period in connection with this appointment.

Mr. Spanos, 59, served as Chief Operating Officer of Delta Airlines from June 2023 to August 2024; Owner of Mike Spanos Associates, a business consulting firm, from January 2022 to May 2023; and President and Chief Executive Officer of Six Flags Entertainment Corporation from November 2019 to November 2021. Prior to joining Six Flags, he spent more than 25 years in a variety of positions at PepsiCo, Inc. (“PepsiCo”), including as Chief Executive Officer, Asia, Middle East and North Africa, from October 2017 to November 2019. Prior to joining PepsiCo in 1993, Mr. Spanos served in the United States Marine Corps from 1987 to 1993.

The Company and Mr. Spanos entered into an Employment Agreement, effective September 3, 2024, under which Mr. Spanos’ base salary will be $1,000,000, his annual target bonus will be 175% of base salary (prorated effective September 3, 2024), he will receive a one-time restricted stock unit award under the Plan having an aggregate target grant date fair market value of $1,500,000 (his “Transition Award”), and he will receive a one-time restricted stock award under the Plan having an aggregate target grant date fair market value of $1,000,000 (his “Inducement Award”), with both the Transition Award and the Inducement Award vesting ratably over three years. In addition, he will receive a cash signing bonus in the amount of $500,000, a relocation payment in the amount of $500,000, and reimbursement of his employment attorney fees up to $25,000. Beginning in 2025, the target value of his annual equity award under the Plan will be $6,000,000. If Mr. Spanos’ employment is terminated by the Company other than for Cause or if he terminates employment for Good Reason (with such terms defined in the Employment Agreement), he will be entitled to a payment of two times his base salary plus a pro rata portion of his target bonus, full vesting of his Transition Award and a one-time lump sum payment in an amount equal to twelve months of premium costs for continued health benefits. If Mr. Spanos’ employment is terminated due to his death or disability, his Transition Award will fully vest and he will receive a pro rata portion of his target bonus. He will also be entitled to benefits under the Company’s Executive Change in Control Plan.

There are no family relationships between Mr. Spanos and any director or other executive officer of the Company, nor are there any transactions between Mr. Spanos or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission.

A copy of the Employment Agreement with Mr. Spanos will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 29, 2024.

Mr. Deno will retire from the Board and his role as Chief Executive Officer effective September 3, 2024 and will remain employed by the Company through December 31, 2024 as a transition period at his current rate of base salary and receive his 2024 bonus following his departure at the estimated level of Company performance.

Brett Patterson, the Company’s Executive Vice President, President of Outback Steakhouse, has resigned from the Company effective as of September 27, 2024 as he has accepted a position at another company.

Item 7.01    Regulation FD Disclosure

On August 26, 2024, the Company issued a press release announcing the appointment of Mr. Spanos as a director and Chief Executive Officer and Mr. Deno’s retirement. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press release issued by the Company on August 26, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date:	August 26, 2024	By:	/s/ Kelly Lefferts
Kelly Lefferts
Executive Vice President and Chief Legal Officer